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                                                                  Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)




                                                         Six Months Ended
                                                             June 30,
                                                        2001          2000
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $211,298      $136,744
  Interest expense                                     333,765       333,116
  Implicit interest in rents                             8,311         8,000

Total earnings                                        $553,374      $477,860


Fixed charges:
  Interest expense                                    $333,765      $333,116
  Implicit interest in rents                             8,311         8,000

Total fixed charges                                   $342,076      $341,116


Ratio of earnings to fixed charges                        1.62          1.40